Exhibit 4.3

                         CERTIFICATE OF ELIMINATION

                                     OF

                    SERIES A CONVERTIBLE PREFERRED STOCK

                                     OF

                      CLEAN DIESEL TECHNOLOGIES, INC.

                           a Delaware corporation


           Pursuant to ss. 151(g) of the General Corporation Law
                          of the State of Delaware


     Pursuant to Section 151(g) of the Delaware General Corporation Law, Clean Diesel Technologies, Inc., a Delaware corporation (the
"Corporation"), does hereby certify that the following resolutions were duly adopted by the Corporation's Board of Directors on June 18, 2004:


           Resolved, that none of the shares of preferred stock, par value $0.05, of the Corporation designated as Series A Convertible Preferred Stock pursuant to the Certificate of Designation filed by the Corporation with the Secretary of State of the State of Delaware on May 8, 1998, as amended (the "Certificate of Designation"), are outstanding and none of such shares will be issued subject to the Certificate of Designation, as amended; and further

           Resolved, that the officers of the Corporation are hereby authorized and directed to prepare and file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth this resolution in order to eliminate from the Corporation's certificate of incorporation all matters set forth in the Certificate of Designation with respect to the Series A Convertible Preferred Stock and to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolution.

     IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Elimination, as of this 18th day of June, 2004.

CLEAN DIESEL TECHNOLOGIES, INC.



By:   /s/ C.W. Grinnell
   -----------------------------
Name: Charles W. Grinnell
Title:   Vice President and Secretary